UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2005

GREENE COUNTY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-14289	62-1222567
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

100 North Main Street
Greeneville, Tennessee		37743-4992
(Address of Principal Executive Offices)		(Zip Code)

(423) 639-5111
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On January 25, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Greene County Bancshares, Inc. (the “Company”) granted options to purchase shares of the Company’s common stock to employees of the Company, including the executive officers of the Company, pursuant to the Greene County Bancshares, Inc. 2004 Long-Term Incentive Plan (the "Plan"). Stock options were granted to executive officers of the Company as follows:

Name	Title	Number of Shares Subject to Options Granted

R. Stan Puckett	Chairman of the Board and Chief Executive Officer	9,000

Kenneth R. Vaught	President and Chief Operating Officer	10,000

Steve L. Droke	Senior Vice President and Chief Credit Officer	2,760

William F. Richmond	Senior Vice President, Chief Financial Officer and Assistant Secretary	2,605

Ronald E. Mayberry	Regional President, Sumner, Rutherford and Lawrence Counties	2,500

Each option award vests ratably 20% per year over five years, except that Mr. Puckett's option award vests immediately. In the event of a change in control of the Company, as defined in the Plan, the option will fully vest and become immediately exercisable immediately prior to the effective date of the transaction giving rise to the change in control. The options were granted at exercise prices equal to the closing price of the Company's common stock on the date of grant, except for Mr. Puckett's which was granted at 150% of the Company's book value per share, and expire ten years from the date of grant. Each recipient's option award agreement contains provisions dealing with, among other things, (i) the effect of the termination of the recipient's employment with the Company on the award; (ii) the option's transferability; and (iii) the manner in which the recipient can exercise the option.

The form of Stock Option Award Agreement for the options granted is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits
10.1	Form of Stock Option Award Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENE COUNTY BANCSHARES, INC.

By:	/s/ R. Stan Puckett
R. Stan Puckett
Chairman of the Board and Chief Executive Officer
(Duly Authorized Representative)

Date: February 24, 2005

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EXHIBIT INDEX

10.1	Form of Stock Option Award Agreement.

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